American Public Holdings, Inc.
--------------------------------------------------------------------------------
                 2305 Lakeland Drive, Jackson, Mississippi 39208


FOR IMMEDIATE RELEASE
Date:     June 10, 1999
Contact:  Joseph C. Hartley, Jr.
          (601) 936-3201  Fax: (601) 936-2157




American Public Holdings in Discussions with Central Benefits Mutual

Jackson, Mississippi (June 10, 1999) - American Public Holdings, Inc. announced today that it is in negotiations to be acquired by Central Benefits Mutual Insurance Company. The proposed transaction will be subject to further negotiations between the two parties, due diligence, approval by the Boards of Directors of both organizations, approval of the holders of a majority of the outstanding shares of the Company, and regulatory approvals.

American Public Holdings, Inc. is a holding company for American Public Life Insurance Company, a Mississippi domestic life and health insurance company with its home office in Jackson, Mississippi. American Public Life is licensed to do business in twenty-five states and specializes in supplemental health insurance products, including cancer, accident, intensive care, heart attack/stroke and dental insurance policies. If the proposed transaction is completed, American Public Life would remain in Jackson, Mississippi.

Central Benefits Mutual Insurance Company is based in Columbus, Ohio. Central Benefits and its subsidiaries offer group health and life insurance products and health claims administration in 25 states.